Exhibit 99.1
For Immediate Release – July 24th, 2007
Telular Corporation Reaches Profitability in the Third Quarter of 2007
–	Increased backlog for the fourth quarter of 2007 based on approaching “sunset date” of analog cellular spectrum

–	Cash generation remains strong from successful transition of market focus to terminals business
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation reported revenue of $21.8 million for its third quarter ended June 30, 2007, compared to $19.6 million for the same period last year. The Company reported a third quarter net income of $427,000, or $0.02 per share, compared to a net loss of $6.4 million, or $0.37 per share, for the same period last year.
Third quarter Fixed Cellular Terminal (FCT) revenues of $16.3 million increased from $14.4 million reported in the same period last year; with $8.0 million in Telguard® product sales, service revenue rising to $4.5 million and Phonecell® terminal sales increasing to $3.8 million. Third quarter Fixed Cellular Phone (FCP) revenues of $5.5 million increased from $5.2 million reported in the same period last year.
“In the third quarter, we achieved profitability and are well positioned to continue to expand our market opportunities,” explained Michael J. Boyle, president and chief executive officer of Telular Corporation. “Our results demonstrate the progress we have made successfully transitioning our business to the higher margin, more profitable Terminal segment and streamlining overall operations. We continue to serve the residential cellular security market with our leading, cellular security product, Telguard Digital, and with less than eight months left until the “sunset date,” when analog cellular networks will be deactivated, we are starting to experience an acceleration of analog to digital upgrade activity and receive significant orders. Based on this demand and increased backlog, we currently expect sequential growth in revenue from our Telguard products of over 30% in the fourth quarter.
“During the third quarter, we sold over 48,000 cellular alarm communicators and activated over 41,000 new subscribers to our digital service network; fueling a 60% year-over-year increase in services revenues and generating a steady recurring revenue stream,” Mr. Boyle added. “We are also pleased with the continued growth of our Terminals business and are developing new products to address the strong demand and expand our opportunities in both the U.S. and Latin America.”
“Since quarter-end, we also made the strategic decision to place our FCP assets up for sale,” explained Joe Beatty, chief financial officer of Telular Corporation. “Over the past nine months, we have strategically refocused the company toward the Terminal business. By continuing to align our business with the fast-growing, higher margin FCT markets, we believe we can further improve the performance and long-term profitability of Telular. From a financial reporting perspective going forward, we expect to record the financial results of the FCP business as a discontinued operation.
“Cash flow from operations for the first nine months of fiscal year 2007 of $9.3 million compares to cash used operations of $12.1 million during the same period of last year,” added Mr. Beatty.
Investor Conference Call
Telular’s quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 1-866-250-2351 (International dial +1-303-262-2137. You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations).
About Telular
Telular Corporation is a leader in the design and manufacturing of wireless products. Telular’s proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. The Company’s product lines incorporate the latest CDMA and GSM cellular standards and are marketed worldwide. Headquartered in Chicago, Illinois, Telular has regional sales offices in Atlanta and Miami. For further company information, visit Telular at http://www.telular.com.
Source: Telular Corporation
Contact: Brinlea Johnson
The Blueshirt Group
Investor Relations for Telular Corporation
Phone: 415-489-2189
E-mail: brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2006. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	June 30,	September 30,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$12,548	$6,799
Trade receivables, net	21,305	25,495
Inventories, net	6,892	12,405
Prepaid expenses and other current assets	427	1,887

Total current assets	41,172	46,586

Property and equipment, net	3,709	4,625
Other assets	3,452	6,726

Total assets	$48,333	$57,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,692	$19,125
Total stockholders’ equity *	36,641	38,812

Total liabilities and stockholders’ equity	$48,333	$57,937

*	At June 30, 2007, 18,310,469 shares were outstanding
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Nine Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net cash provided from (used) in operating activities	$9,272	$(12,147)
Net cash provided from (used in) investing activities	(420)	5,107

Subtotal net cash provided (used) before financing activities	$8,852	$(7,040)
Net cash provided by (used in) financing activities	(3,103)	3,779

Net increase (decrease) in cash and cash equivalents	$5,749	$(3,261)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Net product sales	$17,293	$16,736	$52,897	$59,669
Service revenue	4,513	2,822	12,502	8,015
Total revenue	21,806	19,558	65,399	67,684

Cost of sales:
Net product cost of sales	13,315	13,414	40,745	50,138
Service cost of sales	2,386	1,515	6,806	4,315
Total cost of sales	15,701	14,929	47,551	54,453

Gross margin	6,105	4,629	17,848	13,231

Engineering and development expenses	1,750	2,034	5,670	5,628
Selling and marketing expenses	2,404	3,048	8,115	8,482
General and administrative expenses	1,175	1,433	3,978	4,163
Amortization	397	553	3,149	853
Goodwill impairment loss	—	4,045	563	4,045
Total operating costs	5,726	11,113	21,475	23,171

Income (loss) from operations	379	(6,484)	(3,627)	(9,940)

Other income, net	48	45	70	310

Net income (loss) before income taxes	427	(6,439)	(3,557)	(9,630)

Provision for income taxes	—	—	—	—

Net income (loss)	$427	$(6,439)	$(3,557)	$(9,630)

Net income (loss) per common share:

Basic	$0.02	$(0.37)	$(0.20)	$(0.58)
Diluted	$0.02	$(0.37)	$(0.20)	$(0.58)

Weighted average number of common shares outstanding:

Basic	18,247,316	17,280,976	18,147,624	16,511,585
Diluted	18,740,503	17,280,976	18,147,624	16,511,585